Exhibit (a)(5)(C)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The U.S. Offer (as defined below) is made only by the Offer to Purchase (as defined below) dated October 14, 2008, the related ADS letter of transmittal, the related forms of acceptance for Shares and Warrants (each, as defined below) and any amendments or supplements thereto, and is being made to all U.S. holders (within the meaning of Rule 14d-1(d) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Shares and Warrants and to holders of ADSs (as defined below) wherever located. The U.S. Offer is not being made, directly or indirectly, and may not be accepted from within, any jurisdiction in which the making of the U.S. Offer or the acceptance thereof would not be in compliance with the laws of that jurisdiction. In those jurisdictions of the United States where applicable laws require that the U.S. Offer be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser (as defined below) by UBS Securities LLC, which is acting as the dealer manager (the “Dealer Manager”).

Notice of U.S. Offer to Purchase for Cash

All Outstanding American Depositary Shares and

All Ordinary Shares and Warrants Held by U.S. Holders

of ILOG S.A.

at the U.S. Dollar Equivalent of €10.00 Net Per American Depositary Share

(Each American Depositary Share Representing One Ordinary Share),

€10.00 Net Per Ordinary Share,

€0.50 Net Per 2003 Warrant n°1,

€0.50 Net Per 2003 Warrant n°2,

€0.65 Net Per 2004 Warrant,

€0.50 Net Per 2005 Warrant,

€0.83 Net Per 2006 Warrant, and

€1.93 Net Per 2007 Warrant

by

CITLOI S.A.S.,

an Indirect Wholly-owned Subsidiary of

International Business Machines Corporation

CITLOI S.A.S. (“Purchaser”), a société par actions simplifiée organized under the laws of the Republic of France and an indirect wholly-owned subsidiary of International Business Machines Corporation (“Parent”), a New York corporation, is seeking to acquire for cash all outstanding ordinary shares of ILOG S.A. (“ILOG”), a société anonyme organized under the laws of the Republic of France, nominal value €1.00 (“Shares”), including Shares held in treasury by ILOG or its subsidiaries (“Treasury Shares”) and Shares represented by American Depositary Shares (“ADSs”), including any dividend payable for the fiscal year ended June 30, 2008, as well as all outstanding warrants issued by ILOG, through concurrent offers in the United States (the “U.S. Offer”) and in France (the “French Offer” and, together with the U.S. Offer, the “Offers”).

The U.S. Offer and withdrawal rights will expire at 12:00 noon, New York City time, on November 17, 2008, unless the U.S. Offer is extended.

Holders of options to acquire Shares (“Stock Options”) who wish to tender in the U.S. Offer must exercise their Stock Options, and Shares must be issued to holders in time to allow for the Shares to be tendered in the U.S. Offer. Restricted stock units granted by ILOG free of charge (“Free Shares”) are not included in the Offers unless such Free Shares have vested and are transferable prior to the expiration of the Offers or the reopened Offers.

In the U.S. Offer, Purchaser is seeking to purchase all outstanding ADSs for cash in the U.S. dollar equivalent of €10.00 net per ADS. Purchaser also offers to purchase all outstanding Shares and Warrants held by U.S. holders for cash in an amount of €10.00 net per Share (including any dividend payable for the fiscal year ended June 30, 2008), €0.50 net per warrant issued by ILOG on December 16, 2003 with an exercise price of 10.45 euros (the “2003 Warrants n°1”), €0.50 net per warrant issued by

ILOG on December 16, 2003 with an exercise price of 10.99 euros (the “2003 Warrants n°2”), €0.65 net per warrant issued by ILOG on November 30, 2004 (“2004 Warrants”), €0.50 net per warrant issued by ILOG on November 29, 2005 (“2005 Warrants”), €0.83 net per warrant issued by ILOG on November 30, 2006 (“2006 Warrants”) and €1.93 net per warrant issued by ILOG on November 29, 2007 (“2007 Warrants”) (collectively, the “Warrants” and, together with ADSs and Shares, the “Securities), upon the terms and subject to the conditions set forth in the U.S. Offer to Purchase dated October 14, 2008 (the “Offer to Purchase”), the related ADS letter of transmittal and the related forms of acceptance for Shares and Warrants.

The terms and conditions of the U.S. Offer and the French Offer are substantially the same. However, the U.S. Offer is made to U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) of Shares and Warrants, and to holders of ADSs, wherever located, while the French Offer is made to holders of Shares and Warrants in France. In addition, holders tendering Shares and Warrants in the Offers will be paid in euros, while holders tendering ADSs in the U.S. Offer will be paid in U.S. dollars. The Offers are both conditioned upon there being validly tendered in accordance with the terms of the Offers and not withdrawn prior to the expiration of the Offers that number of Shares (including Shares represented by ADSs and Treasury Shares) and Warrants that represent at least 66.67% of ILOG’s share capital and voting rights on a fully-diluted basis (the “Minimum Tender Condition”) taking into account (i) the total number of outstanding Shares on the date of the closing of the French Offer, including Shares represented by ADSs and Treasury Shares, and (ii) the maximum number of Shares to be issued upon the exercise of all Stock Options and Warrants, whether or not exercisable, as of the date of the closing of the French Offer.

Purchaser may waive or reduce the Minimum Tender Condition at any time on or prior to the date that is five French Trading Days (a “French Trading Day” being any day on which Euronext Paris S.A. is open for trading) prior to the expiration of the French Offer. Under applicable French law and regulations, a waiver of the Minimum Tender Condition is deemed to be an improved offer and may cause the French Autorité des marchés financiers (the “AMF”) to extend the offer period. In this case, tenders of Securities into the Offers may also be declared null and void by the AMF, in which case holders of Securities who wish to tender those securities into the Offers will be required to re-tender their Securities.

For purposes of determining whether the Minimum Tender Condition is met, Wells Fargo Bank, N.A., the receiving agent (the “Receiving Agent”), will calculate the number of ADSs tendered in the U.S. Offer, and Euronext Paris S.A. will calculate the number of Shares and Warrants tendered in the Offers. Whether the Minimum Tender Condition has been satisfied will only be known once the provisional results of the Offers are published by the AMF. The definitive results of the Offers will be published by the AMF no later than nine French Trading Days after the expiration of the Offers. Unless Purchaser waives the Minimum Tender Condition, if the Minimum Tender Condition is not satisfied as of the expiration date, the Offers will not be completed successfully. If the Offers are not completed successfully, Securities that have been tendered in the Offers will be returned to the tendering holders without interest or any other payment being due.  The Offers are additionally subject to the clearance of the acquisition of ILOG by the European Commission under Article 6(1)(b) of the European Union Council Regulation (EEC) No. 139/2004.

Pursuant to Article 232-11 of the AMF General Regulations, Purchaser may withdraw the Offers: (a) within five French Trading Days following the date of the publication by the AMF of the timetable for a competing offer or an improved offer by a competing bidder; or (b) with the prior approval of the AMF, if ILOG adopts measures that modify ILOG’s substance (modifiant sa consistance) or if the Offers become irrelevant (sans objet) under French law. In either of these two cases, if Purchaser withdraws the Offers, the Securities tendered into the Offers will be returned to their holders, without interest or any other payment being due to the holders of such Securities.  If the tendering holder of Securities is the record owner of such Securities and tenders its Securities to Purchaser in the U.S. Offer, it will not have to pay brokerage fees or similar expenses. If the holder of Securities owns its Securities through a broker or other nominee, and its broker tenders such Securities on its behalf, such broker or nominee may charge the holder a fee for doing so.

If the Purchaser decides to increase the consideration offered in the U.S. Offer to holders of Securities and if, at the time that notice of such change is first published, sent or given to holders in the manner specified below, the U.S. Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the U.S. Offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. If Purchaser makes a material change in the terms of the U.S. Offer or the information concerning this Offer, or if Purchaser waives a material condition of the U.S. Offer, Purchaser will disseminate additional tender offer materials and extend the U.S. Offer.  Any waiver of the Minimum Tender Condition or extension or amendment of the U.S. Offer, or any delay in acceptance for payment or payment or termination of the U.S. Offer will be followed, as promptly as practicable, by public announcement thereof. Any announcement of an extension will be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the U.S. Offer. In the event of an extension of the U.S. Offer, Purchaser intends to seek to extend the French Offer. Any extension of the French Offer is subject to the prior approval of the AMF. It is possible, therefore, that the French Offer may terminate before the U.S. Offer and that Securities tendered under the French Offer may be purchased by Purchaser prior to the purchase of Securities under the U.S. Offer, if required under French law or regulation. Purchaser currently intends that the U.S. Offer and the French Offer will expire on the same date.

If, as a result of the Offers, Purchaser acquires at least 66.67% of ILOG’s total share capital and voting rights on a fully-diluted basis, in accordance with AMF General Regulations, the AMF will automatically reopen the French Offer for at least ten French Trading Days. If the French Offer is so reopened, Purchaser intends to provide a subsequent offering period (the “Subsequent Offering Period”) for the U.S. Offer. In the event of a Subsequent Offering Period, Purchaser will offer the same consideration that was offered during the U.S. Offer. Purchaser will accept any and all Securities validly tendered during the Subsequent Offering Period and not properly withdrawn prior to the expiration of the Subsequent Offering Period. The payment of the consideration to the tendering holders for their Securities tendered in the Subsequent Offering Period will occur following the expiration of such period.

Holders of ADSs held in certificate form, commonly known as American depositary receipts (“ADRs”), may tender such ADSs in the U.S. Offer by delivering prior to the expiration of the U.S. Offer the following materials to the Receiving Agent at one of its addresses set forth on the back cover of the Offer to Purchase: (a) their ADRs, (b) a properly completed and duly executed ADS letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees and (c) any other documents required by the ADS letter of transmittal. Holders of ADSs held in book-entry form may tender such ADSs in the U.S. Offer by taking the following actions prior to the expiration date: (a) a book-entry transfer of such ADSs into the Receiving Agent’s account at the Depository Trust Company, (b) delivery to the Receiving Agent at one of its addresses set forth on the back cover of the Offer to Purchase of either (i) a properly completed and duly executed ADS letter of transmittal, or a facsimile copy with an original manual signature, with any required signature guarantees, or (ii) an agent’s message (as defined in the Offer to Purchase), and (c) delivery to the Receiving Agent at one of its addresses set forth on the back cover of the Offer to Purchase of any other documents required by the ADS letter of transmittal.

Shares held through a French financial intermediary may be tendered pursuant to the U.S. Offer only by completing the form of acceptance for Shares and other materials sent by the French financial intermediary and pursuant to the instructions for participating in the U.S. Offer. Shares held through a U.S. custodian may be tendered pursuant to the U.S. Offer only by completing the form of acceptance for Shares and other materials sent by the U.S. custodian and pursuant to the instructions for participating in the U.S. Offer. Shares may not be tendered by completing the ADS letter of transmittal. In addition, tendering holders of Shares held in pure registered form (nominatif pur) will not be able to tender their Shares pursuant to the U.S. Offer unless such Shares are first converted into administered registered form (nominatif administré) or bearer form (au porteur) as described in the Offer to Purchase.

Warrants may be tendered pursuant to the U.S. Offer only by completing the form of acceptance for Warrants and other materials sent by BNP Paribas Securities Services, the shareholder services provider appointed by ILOG, and pursuant to the instructions for participating in the U.S. Offer. All questions as to the validity, form and eligibility for payment of any tendered Securities will be determined by Purchaser, in its discretion, and its determination will be final and binding on the holder of Securities.

Tenders of Securities made pursuant to the U.S. Offer may be withdrawn at any time prior to the expiration of the U.S. Offer. Thereafter, tenders are irrevocable. Shares, ADSs and Warrants tendered in the U.S. Offer may not be withdrawn during the period from the expiration of the U.S. Offer until the AMF announces the final results of the Offers and Purchaser has made arrangements for payment. If a Subsequent Offering Period is provided, Securities tendered during that Subsequent Offering Period may be withdrawn at any time prior to the expiration of such period.

For a withdrawal to be effective, the Receiving Agent, the French financial intermediary, the U.S. custodian or BNP Paribas Securities Services, as applicable, must receive in a timely manner a written, or facsimile transmission of, notice of withdrawal. Any such notice must specify the name of the person who tendered the Securities being withdrawn, the number of the Securities being withdrawn and the name of the registered holder, if different from that of the person who tendered such Securities. If ADSs have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Depository Trust Company to be credited with the withdrawal of ADSs. If tendered Shares are being withdrawn, the notice of withdrawal must specify the name and number of the Euroclear, France account to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on the holder of Securities. In the event that the Offers are successful, the cash consideration will be delivered to the tendering holders of Securities following the publication by the AMF of the final results of the Offers. If the Offers are consummated, the final settlement date for the Offers is expected to be within approximately twelve to fifteen French Trading Days following the expiration of the Offers. Similarly, in the event of a Subsequent Offering Period, settlement is expected to occur within twelve to fifteen French Trading Days following the expiration of the Subsequent Offering Period. With respect to tendered ADSs only, the cash consideration will be payable in U.S. dollars calculated by using the open market spot exchange rate for the U.S. dollar against the euro in the North American trading session on the date on which funds are received by the Receiving Agent to pay for the ADSs, which is anticipated to be up to approximately twelve to fifteen French Trading Days following the expiration of the Offers.

The receipt of the cash consideration in the U.S. Offer will be a taxable transaction for U.S. Federal income tax purposes. Holders of Securities should consult their own tax advisors as to the particular tax consequences to them of the U.S. Offer, including any consequences arising under U.S. state and local, non-U.S. and other tax laws.

The information required to be disclosed by Rule 14d-6(d)(1) under the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase, the related ADS letter of transmittal, the related forms of acceptance for Shares and Warrants and other related materials will be mailed to registered holders of ADSs and to those registered holders of Shares and Warrants identified by ILOG as being in the United States and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on a securityholder list for the ADSs or are othewise identified by ILOG as being in the United States or, if applicable, who are listed as participants in a clearing agency’s security position listing for the ADSs for subsequent transmittal to beneficial owners.

The information contained in this announcement is a summary only. The Offer to Purchase, the related ADS letter of transmittal and the related forms of acceptance for Shares and Warrants contain important information that should be read carefully before any decision is made in respect of the U.S. Offer.

Any questions or requests for assistance or additional copies of the Offer to Purchase, the related ADS letter of transmittal, the related forms of acceptance for Shares and Warrants and other related tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below, and copies will be furnished promptly at Purchaser’s expense.

The Information Agent for the U.S. Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, NY 10038-9405
U.S. Toll Free Number for holders of Securities in the United States: (800) 334-9405
U.S. Number for banks and brokers: (212) 440-9800
European Toll Free Number: 00800 10 20 10 80

The Dealer Manager for the U.S. Offer is:

UBS Securities LLC
1999 Avenue of the Stars
Suite 3400
Los Angeles, CA 90067
Telephone: (877) 566-3332

October 14, 2008